FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
LMCG Global Market Neutral Fund	1.00%	April 1, 2013
LMCG Global Multi-Cap Fund	0.70%	August 1, 2017
LMCG International Small Cap Fund	0.70%	March 30, 2016

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of June 15, 2017.

FORUM FUNDS

/s/ Jessica Chase

Jessica Chase

President, Forum Funds

LMCG INVESTMENTS, LLC

/s/ Joseph F. Tower III

Joseph F. Tower III

Chief Operating & Chief Compliance Officer